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                                                                     EXHIBIT 5.1


                              DEWEY BALLANTINE LLP
                             333 SOUTH HOPE STREET
                       LOS ANGELES, CALIFORNIA 90071-1406

                                January 6, 1998

SmarTalk TeleServices, Inc.
1640 South Sepulveda Boulevard, Suite 500
Los Angeles, CA 90025

Dear Sirs:

     This firm has acted as counsel to SmarTalk TeleServices, Inc., a California corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission, relating to resales of up to $150,000,000 aggregate principal amount of the Company's 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") and the 5,714,286 shares (as such number may be adjusted as set forth in the Indenture, dated as of September 17, 1997 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Trustee")) of Common Stock, no par value, of the Company (the "Common Stock") issuable upon conversion of the Notes in accordance with the Indenture.

     For purposes of this opinion letter, we have examined copies of the following documents:

     1. An executed copy of the Registration Statement.

     2. An executed copy of the Indenture.

     3. Executed copies of the Notes, each dated as of September 17, 1997.

     4. The Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof as then being complete, accurate and in effect.

     5. The Amended and Restated Bylaws of the Company, as in effect on the date hereof as then being complete, accurate and in effect.

     6. Resolutions of the Board of Directors of the Company adopted at a meeting of the Board of Directors of the Company on September 2, 1997 and resolutions adopted by the Pricing Committee of the Board of Directors on September 11, 1997, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the offering of the Notes and arrangements in connection therewith.

     7. Compliance certificate of the Trustee dated September 17, 1997 that the Notes have been duly authenticated in accordance with the terms of the Indenture.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     For purposes of this opinion letter, we have assumed that (i) the Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture and is validly existing and in good standing in all necessary jurisdictions and (iii) the Indenture constitutes a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. We

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also have assumed the receipt by the Company of the consideration for the Notes as contemplated by the Board resolutions authorizing the issuance thereof.

     The foregoing opinion is limited to the Federal laws of the United States, and the laws of the States of California and New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a) The Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the security is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable.

          (b) The shares of Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.


     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ DEWEY BALLANTINE LLP
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                                          Dewey Ballantine LLP

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